Exhibit 16.1

October 25, 2019

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Artificial Intelligence Technology Solutions, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.02 of Form 8-K/A Amendment No. 1, as part of the Form 8-K/A of Artificial Intelligence Technology Solutions, Inc. dated October 25, 2019. We agree with the statements disclosed under Item 4.02 in such Form 8-K insofar as they relate to our Firm. We have not been requested to, nor are we providing any representations related to the other disclosures included in this Form 8-K/A Amendment No. 1.

Very truly yours,

/s/ Fruci & Associates II, PLLC

Spokane, Washington